UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 30, 2015

Lincoln Educational Services Corporation
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Executive Drive, Suite 340
West Orange, New Jersey 07052	(Zip Code)
(Address of principal executive offices)	07052

Registrant’s telephone number, including area code: (973) 736-9340

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 2, 2015, the Company’s Executive Vice President and Chief Marketing Officer, Piper Jameson, formally tendered her resignation and the Company entered into a Separation and Release Agreement with her.

The Separation and Release Agreement with Ms. Jameson provides that Ms. Jameson’s employment with the Company will terminate as of the close of business on February 13, 2015 and that, in consideration for a release of claims and agreement to certain restrictive covenants by Ms. Jameson, the Company will pay Ms. Jameson a lump sum cash payment of $80,000, subject to applicable withholding. The restrictive covenants prohibit Ms. Jameson from (i) competing with the Company and (ii) soliciting employees, consultants, clients or customers of the Company or any of its affiliates or subsidiaries, in each case, for a period of 24 months following the date of termination of employment without the Company’s prior consent.

Peter Tahinos, who currently holds the position of Senior Vice President of Marketing, will be assuming the duties held by Ms. Jameson.

(e)           On January 30, 2015, the Company entered into new employment agreements with Shaun E. McAlmont, Chief Executive Officer, and Scott M. Shaw, President and Chief Operating Officer, replacing existing employment agreements which expired by their terms on December 31, 2014.

Employment Agreement of Mr. McAlmont. The employment agreement with Mr. McAlmont has a two-year term expiring on December 31, 2016 pursuant to which Mr. McAlmont's annual base salary will remain at $500,000 and will receive an annual performance bonus determined by the Company’s compensation committee each year. Upon a termination by the Company without Cause or Mr. McAlmont’s resignation for Good Reason (in each case as such terms are defined in the employment agreement), Mr. McAlmont will receive, subject to his execution of a release, (i) two times his annual base salary plus an amount equal to the average annual bonus paid to him in the immediately preceding two years, (ii) a prorated annual bonus for the year of termination and (iii) a cash payment equal to the estimated employer portion of insurance premiums payable under the Company’s healthcare plan for one year (subject to reduction if Mr. McAlmont becomes covered under a subsequent healthcare plan).

Upon a Change in Control of the Company (as defined in the employment agreement), (i) the term of the employment agreement will be automatically extended for an additional two-year term commencing on the date of the change in control and (ii) all outstanding equity awards held by Mr. McAlmont will vest in full. The employment agreement also provides that if (x) any amounts due to Mr. McAlmont pursuant to the employment agreement or any other plan or arrangement constitute a parachute payment for purposes of Section 280G of the Internal Revenue Code and (y) the aggregate amount that he would receive (after taking into account all taxes, including excise taxes) will be less than three times his base amount (as defined under the Code) less one dollar, then the payment will be reduced to three times his base amount less one dollar.

The employment agreement also contains a two-year post-employment non-competition agreement and standard nonsolicitation and confidentiality provisions.

Employment Agreement of Mr. Shaw. The employment agreement with Mr. Shaw is substantially the same as Mr. McAlmont’s employment agreement except (i) his annual base salary is $440,000 and (ii) the payment upon a termination by the Company without Cause or his resignation for Good Reason will equal one and a one-half times his annual base salary plus an amount equal to the average annual bonus paid to him in the immediately preceding two years (as compared to two times his annual base salary plus bonus).

The descriptions of the agreements contained herein do not purport to be complete and are qualified in their entirety by reference to the agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Separation and Release Agreement between the Company and Piper P. Jameson dated February 2, 2015.

10.2	Employment Agreement between the Company and Shaun E. McAlmont dated January 30, 2015.

10.3	Employment Agreement between the Company and Scott M. Shaw dated January 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN EDUCATIONAL SERVICES CORPORATION

Date: February 5, 2015

	By:	/s/ Kenneth M. Swisstack
		Name:	Kenneth M. Swisstack
		Title:	General Counsel